Exhibit 99.1

Newfield Exploration Announces Appointment of Richard K. Stoneburner
to Board of Directors

The Woodlands, Texas – February 12, 2013 – Newfield Exploration Company (NYSE: NFX) today announced that Richard K. Stoneburner, 59, former President North America Shale Production Division for BHP Billiton Petroleum, has been appointed to its Board of Directors, effective on February 8, 2013.  Following this appointment Newfield’s Board is comprised of 12 directors, 11 of whom are independent.

“Dick’s considerable resource experience in North America will be a valuable asset to Newfield as we focus on growing our four domestic liquids plays,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Through his extensive career, Dick participated in the transformation of our industry from conventional exploration to the development of vast unconventional resources.”

Mr. Stoneburner said, “I am looking forward to being an active member of Newfield’s Board of Directors, representing its stockholders and working with the Newfield management team. My experiences with Newfield during my tenure at Petrohawk and 3TEC were always very positive ones and I truly respected their operational capabilities. My insights and experiences, combined with Newfield’s outstanding portfolio of assets and employees, will be value additive.”

Mr. Stoneburner has more than 35 years of experience in the oil and gas industry. Most recently, he served as President North America Shale Production Division for BHP Billiton Petroleum. In this role, he managed operations in the Fayetteville, Haynesville, Eagle Ford and Permian Divisions. Prior to BHP, Mr. Stoneburner served as President and Chief Operating Officer of Petrohawk Energy Corp. from 2007-11. Before his tenure as President and COO, Mr. Stoneburner led Petrohawk’s exploration program as Executive Vice President of Exploration from 2005-07. He began his service to Petrohawk in 2003.

Mr. Stoneburner began his career as a geologist in 1977. Prior to Petrohawk, he held positions of increasing responsibility and leadership within several private and public companies, including Texas Oil and Gas Corp., Weber Energy Corp., Hugoton Energy Corp. and 3TEC Energy Corp. He holds a B.S. in Geological Sciences from the University of Texas and a M.S. in Geological Sciences from Wichita State University.

Mr. Stoneburner is active in numerous professional and charitable organizations, including membership in the American Association of Professional Geologists, Society of Petroleum Engineers and The Houston and Dallas Geological Societies.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  The Company is focused on North American resource plays of scale. Its principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, the Company has oil developments offshore Malaysia and China.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com